UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ZION OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0065053
(I.R.S. Employer Identification No.)	(State of incorporation or organization)

12655 North Central Expressway, Suite 1000

Dallas, TX 75243

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e ), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A Offering, check the following box. ☐

Securities Act registration or Regulation A offering statement file number to which this form relates: 333-193336

Securities to be registered pursuant to Section 12(g) of the Act:

10% Convertible Senior Note due 2021

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

Zion Oil & Gas, Inc. (the “Company”) hereby amends its Registration Statement on Form 8-A, dated October 21, 2015, as amended (the “Amended Form 8-A”), to reflect the extension of the scheduled termination date of the Company’s rights offering, pursuant to which the Note referenced below will be issued, from January 15, 2016 to March 31, 2016. The Note will be issued as of May 2, 2016, the 31st day following the rights offering termination date. The Amended Form 8-A restates in its entirety the disclosures contained in the original Form 8-A filed on October 21, 2015 to reflect such revision.

Item 1. Description of Registrant’s Securities to be Registered.

Registrant is registering a 10% Convertible Senior Bond as a Global Note (the “Note”) under an Original Indenture, as supplemented by a Supplemental Indenture with the American Stock Transfer & Trust Company, LLC, as the Trustee, paying agent and registrar. The Notes, which are to be issued as of May 2, 2016, shall have a principal or par value of $100 with a maturity date of five (5) years from the issue date.

Interest at 10% per year will accrue from the issue date and will be payable annually in arrears on May 2nd of each year, or the next business day (the “Interest Payment Date”), commencing May 2, 2017. The interest payments will be paid in cash or payment-in-kind with common stock, par value $0.01 per share (the “Common Stock”), at the discretion of the Registrant. The number of shares for the payment-in-kind payment, in lieu of the cash amount, will be based upon the average of the closing price of the Registrant’s common stock as reported by Bloomberg L.P. for the Principal Trading Market for the 30 trading days preceding the record date for the payment of interest, which we have designated as 10 business days prior to the interest payment date on May 2 of each year. Fractional shares shall not be issued and the final number of shares of Common Stock rounded up to the next whole share. The Regular Record Date will be 10 business days prior to the Interest Payment Date on May 2nd of each year.

The maturity date will be May 2, 2021, unless earlier redemption or conversion. The Registrant has the option to repay the principal and any accrued and unpaid interest upon maturity in cash or shares of the Common Stock. The number of shares for the payment-in-kind payment will be based upon the average of the closing prices of the Common Stock as reported by Bloomberg L.P. for the Principal Trading Market for the 30 trading days preceding the principal repayment date, which we have designated as the trading day immediately prior to the 30 day period preceding the maturity date. Fractional shares shall not be issued and the final number of shares of Common Stock rounded up to the next whole share. The Principal Repayment Date means the trading day immediately prior to the 30 day period preceding the maturity date.

The Note holders have the option to convert their Notes into the Registrant’s Common Stock at any time prior to the close of business on the business day immediately preceding 30 days before the maturity date, unless the Registrant elects to redeem the Notes. The right to convert does not include the right for any partial conversion of a Note. The conversion price is the average of the closing prices of the Company’s common stock as reported by Bloomberg L.P. for the Principal Trading Market for the 30 trading days preceding the date of issuance of the Note, plus a 30% issuance premium. The conversion rate is the number of shares of common stock per the $100 principal amount of the Note, which is equal to $100 divided by the conversion price with any final fractional share rounded up to the next whole share. The conversion rate is subject to adjustment in certain conditions concerning dividends, share split and other transactions affecting common shareholders as disclosed in the Supplemental Indenture under “Fundamental Change.”

The Registrant is entitled to redeem the Notes after two (2) years from the issue date at par plus any accrued interest plus 10% of par. The Note is non-callable for the first two (2) years following after the issue date. The Registrant will provide notice to the trustee and the depositary at least 35 days before the redemption date. No sinking fund is provided for the Notes, so that the Registrant is not required to retire the Notes periodically. The receipt of the notice of redemption by the trustee and the depositary terminates the holder’s right to conversion.

The Note is an unsecured debt obligation of the Registrant, but will be the senior unsecured obligation and will rank senior in right of payment to any of the indebtedness that is expressly subordinated in right of payment to the Note, will rank equally in right of payment with any of the unsecured indebtedness that is not so subordinated, and will be effectively junior in right of payment to any of the secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. If an event of default on the Notes occurs, the principal amount of the Notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the Original Indenture and Supplemental Indenture. The holders of a majority in aggregate principal amount of the Notes are necessary to require the Trustee to take action on events of default.

Information concerning the Notes is included in the Registrant's prospectus supplement dated October 21, 2015 (as amended by Amendment No.1 thereto) to the base prospectus dated March 27, 2014 (Registration No. 333-193336), and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Form 8-K filed June 11, 2015).

4.2	Original Indenture (incorporated by reference to the Registrant’s Prospectus, Registration No. 333-193336, Exhibit 4.2 filed with the Securities and Exchange Commission on March 13, 2014).

4.3	Supplemental Indenture, dated as of October 21, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Trustee (incorporated by reference to Form 8-K filed October 21, 2015).

4.4	Specimen Form of Global Note (included as part of Exhibit 4.3, above).

4.5	Amendment to Supplemental Indenture (incorporated by reference to Form 8-K/A filed January 14, 2016).

4.6	Amended Global Note Specimen (included as part of Exhibit 4.5, above).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZION OIL & GAS, INC.

April 28, 2016	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

5
5